Exhibit 10.40
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED IS OMITTED AND IS NOTED WITH “*****.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

REVENUE PARTICIPATION PURCHASE AGREEMENT
Dated as of July 25, 2007
among
MQP, LLC
as Issuer,
SGF ENTERTAINMENT INC.
as a Revenue Participation Holder,
and
LIONS GATE ENTERTAINMENT INC.
as a Revenue Participation Holder,
and
LIONS GATE FILMS INC.
as Distributor for Film Productions
and
LIONS GATE TELEVISION INC.
as Distributor for Television Productions

     REVENUE PARTICIPATION PURCHASE AGREEMENT, dated as of July 25, 2007, among MQP, LLC, a Delaware limited liability company, as “Issuer” and SGF ENTERTAINMENT INC., a Delaware corporation (“SGF”), LIONS GATE ENTERTAINMENT INC. (“LGEI”), LIONS GATE FILMS INC., a Delaware corporation (“LGF”), and LIONS GATE TELEVISION INC., a Delaware corporation (“LGTV”).
INTRODUCTORY STATEMENT
     Terms in this Agreement are used as defined in Article 1 or as defined elsewhere herein.
     Whereas on the Initial Closing Date Issuer wishes to issue and sell, and the Revenue Participation Holders wish to purchase, the Initial Revenue Participations subject to the terms hereof in accordance herewith.
     Accordingly, the parties hereto hereby agree as follows:
1. DEFINITIONS
     For the purposes hereof, unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:
     “Accounting Period” shall mean, with respect to a Funded Qualifying Project, (i) each ***** during the ***** following the Release Date for such Funded Qualifying Project; and (ii) thereafter, each quarterly period during the Term; provided, however, that the first Accounting Period for each Funded Qualifying Project shall commence on the date of receipt of the first Gross Receipts for such Funded Qualifying Project.
     “Adjusted Receipts” has the meaning attributed thereto in the Master Distribution Agreement.
     “Affiliate” shall mean any Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with another Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
     “Affiliate Payment” shall mean, with respect to a Qualifying Project, an amount payable to (i) Issuer, LGEI, Distributor or any of their respective Affiliates, (ii) any officer, director or management of Issuer, LGEI or Distributor or any entity in which officer, director or management of Issuer, LGEI or Distributor has any interest or (iii) any officer, director or management of any affiliate of Issuer, LGEI or Distributor or any entity in which any officer, director or management of any affiliate of Issuer, LGEI or Distributor has any interest, excluding in each case payments expressly permitted hereunder; provided, however, that each Executive Producer Fee shall not be considered an Affiliate Payment.

     “Agreement” means this Revenue Participation Purchase Agreement, as amended, supplemented or otherwise modified, renewed or replaced from time to time, and references to “Articles”, “Schedules” and “Sections” refer to Articles, Schedules and Sections of this Agreement.
     “Ancillary Rights” means and includes the right to exploit all ancillary, incidental and subsidiary rights in and to any Qualifying Project, including, without limitation, all Merchandising, commercial tie-ins, music, music publishing, soundtrack, photonovel, novelization, screenplay publication, interactive media, multi-media, and theme park (or other “themed” or location-based attraction) rights.
     “Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States of America, any state thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
     “Board” shall mean the Board of Governors of the Federal Reserve System.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in either the Province of Quebec or the State of California.
     “CIPO” shall mean the Canadian Intellectual Property Office.
     “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.
     “Co-Financier” means a Person that is not an Affiliate of LGEI, the Issuer or the Distributor who makes an investment in a Qualifying Project pursuant to a Co-Financing Transaction.
     “Co-Financing Amount” means, with respect to a Qualifying Project, all amounts actually received by Issuer or its Affiliates on a non-refundable basis from any Co-Financing Transaction; provided, however, that Co-Financing Amounts shall exclude any Co-Financing Participations.
     “Co-Financing Participation” means any amount payable to any Person that is not an Affiliate of LGEI in connection with a Co-Financing Transaction, including pass through and defeasance amounts.
     “Co-Financing Transaction” means, with respect to a Funded Qualifying Project, (i) tax advantaged financing transactions, including, without limitation, tax credits, government incentives, labor credits, sale/leaseback transactions, governmental subsidy/rebate programs or similar transactions and other so-called “soft money” transactions, in each case, that are contemplated to create a so-called “soft money” benefit, or (ii) a transaction pursuant to which a Co-Financier provides a Co-Financing Amount.

     “Co-Producer” means, with respect to a Qualifying Project, any co-producer, co-venturer, joint venturer or other production participant that is not an Affiliate of LGEI.
     “Copyright” means, with respect to a Qualifying Project, all Canadian, United States and other copyrights, whether registered or unregistered, and pending applications to register the same, for or pertaining to such Qualifying Project.
     “Copyright Owner” means the owner of the Copyright in any Qualifying Project.
     “Direct Competitor” means a direct competitor of LGEI listed in Schedule 9.2.
     “Direct Costs” shall mean, with respect to a Qualifying Project, the aggregate of the following costs: all actual and verifiable out-of-pocket costs, charges and expenses incurred by Issuer or an Affiliate in connection with the acquisition (including payments made with respect to guarantees, advances and other payments made to rights holders), development, preparation, production, completion and/or delivery of such Qualifying Project, including, without limitation, Executive Producer Fees, payments for the acquisition of underlying rights, development costs and expenses, pre-production costs and expenses (including development fees attributable to such Qualifying Project), outside legal charges, reasonable and customary outside accounting charges, insurance costs, in each case incurred with respect to such Qualifying Project, reduced by the amount of any Co-Financing Amounts actually received on a non-refundable basis in respect of such Qualifying Project; provided, however, that Direct Costs shall not include (i) any Affiliate Payments; or (ii) any allocation of overhead administrative charges or indirect charges or expenses among pictures (for clarity, the foregoing shall not prevent the single purpose vehicle producing the picture from having a line item in the budget for its own overhead, but such amount will not be considered a Direct Cost, except to the extent used for third party costs and expenses).
     “Distribution Expenses” shall have the meaning attributed thereto in the Master Distribution Agreement.
     “Distribution Records” shall mean, collectively, books of account in respect of the distribution of each Funded Qualifying Project.
     “Distribution Rights” means, with respect to each Funded Qualifying Project, the sole, exclusive and irrevocable right, under copyright, throughout the Term, to (and to license others to) exhibit, distribute, market, display, project, transmit, broadcast, perform, advertise, publicize, exploit, sell copies of, dispose of and otherwise communicate publicly or privately and/or turn to account such Funded Qualifying Project, in whole or in part (and its plot, themes and other elements), and trailers and clips and excerpts therefrom, in any and all languages and versions, in the Territory, on any and all kinds, sizes, gauges and/or widths of film, tape, computer, electronic, digital, on-line transmission by any and every means, method, process or device or other delivery systems now known or hereafter developed, and in all markets and media now known and exploited, now known and hereafter exploited, and not yet known or devised, including, without limitation, Ancillary Rights, Theatrical Rights, Non-Theatrical Rights, Television Rights and Home Video Rights.

     “Distributor” shall mean (a) with respect to each Qualifying Project that is a Television Production, Lions Gate Television Inc., a Delaware corporation and (b) with respect to all other Qualifying Projects, Lions Gate Films Inc., a Delaware corporation.
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “Eligible Project” shall mean any Production that LGEI elects, in its sole discretion, to produce in the Province of Quebec, Canada, and which shall have an MPAA rating no more restrictive than “R”.
     “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.
     “ERISA Affiliate” shall mean each “Person” (as defined in Section 3(9) of ERISA) which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “Estimated Tax Credit Amounts” shall mean, for each Qualifying Project, Issuer’s estimate of the Tax Credit Amounts for such Qualifying Project, as accepted by the Revenue Participation Holders.
     “Executive Producer Fee” shall mean, for any Qualifying Project, the executive producer fee payable to LGEI being an amount equal to ***** of the Production Budget for such Qualifying Project; provided, however, that LGEI’s Executive Producer Fee shall not be calculated on amounts allocated to actors and actresses in excess of an aggregate amount of ***** in the Production Budget for any Qualifying Project.
     “Film Production” means a Production that is intended to be exploited theatrically and specifically excludes a Television Production.
     “Free Television” means (a) exhibition over television broadcast stations, whether network stations or independent stations, where no charge is made to the viewer and/or (b) exhibition by means of satellite or cable television for which subscribing members of the public may pay for the transmission service provided by the satellite or cable system, but do not otherwise pay a premium for the programming transmitted by the satellite or cable system.
     “Funded Qualifying Project” shall mean any Qualifying Project in which the Revenue Participation Holders have purchased a Revenue Participation.
     “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

     “Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any foreign jurisdiction.
     “Gross Receipts” shall have the meaning ascribed thereto in Schedule “GR”.
     “Home Video Rights” means and includes the sole and exclusive right (1) to manufacture, advertise, promote, exploit and distribute a Qualifying Project on a sale, lease or rental basis directly or through licensees, in all languages, versions, and sizes, on all formats of video devices now known or hereafter known or devised, including (a) any and all forms of videocassettes, cartridges, phonograms, tape, video discs, laser discs, 8mm recordings and any other visual or optical recording, (b) any and all forms of DVD (including, without limitation, HD-DVD and Blu-Ray), DVD-ROM, and Internet access-ready DVDs, CD-I and CD-ROM, Video Compact Discs, or (c) on Videograms, and (2) the right to exploit such Qualifying Project by means of Video-On-Demand or Near Video-On-Demand, and all forms of digital or on-line exploitation, distribution and/or transmission (including, without limitation, Internet transmission) and computerized or computer-assisted media.
     “Initial Closing Date” shall mean, in connection with the sale of the Initial Revenue Participations, the date on which the conditions precedent set forth in Section 4.1 have been satisfied or waived.
     “Initial Revenue Participations” means the Revenue Participations to be purchased on the Initial Closing Date in respect of Qualifying Projects determined by the Revenue Participation Holders as of the Initial Closing Date.
     “Intellectual Property Rights” means, with respect to a Qualifying Project, all rights necessary to develop, produce, and exploit such Qualifying Project, including, without limitation, all Copyrights, and all national, foreign, state and common-law registrations, applications for registration, renewals and extensions of the foregoing for such Qualifying Project, regardless of whether any such rights arise under the laws of Canada, the United States or any other state, country or jurisdiction, and all rights and remedies against infringement or other violation thereof.
     “Issuer” shall mean MQP, LLC, a Delaware limited liability company.
     “Issuer’s Organizational Documents” shall mean collectively, (a) the Certificate of Formation for the Issuer and (b) the Limited Liability Company Operating Agreement for the Issuer, which can only be amended, supplemented or modified with the prior written consent of the Revenue Participation Holders.
     “LIBOR” shall mean (a) the rate per annum (expressed on the basis of a 360 day year) determined by National Bank of Canada as being the rate shown on Telerate page 3750 (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) as of 11:00 a.m. (London, England time) on the interest determination date for United States Dollars deposits for a period comparable to the period of the loan upon which interest is to be paid on the basis of LIBOR (the “LIBOR Period”), and if different rates are quoted for United States Dollars deposits in varying amounts, in an amount which is comparable to the Purchase Price during such LIBOR Period, or (b) if for any reason the Telerate rates are unavailable to determine the rate applicable to LIBOR advances in United States Dollars, “LIBOR” for such LIBOR advances in United States Dollars during the relevant LIBOR Period shall mean the rate of interest per annum (expressed on the basis of a 360 day year) determined by National Bank of Canada by reference to the rates quoted on the Reuters Monitor Screen, page LIBOR (or any successor source from time to time) as being the arithmetic average (rounded upwards, if necessary, to the nearest whole multiple of 1/16th of 1%) of the rates offered in London, England by reference banks shown on such screen as of 11:00 a.m. (London, England time) on the interest determination date to make deposits in United States Dollars with leading banks in the London Inter Bank Eurodollar market for a period comparable to such LIBOR Period, and if different rates are quoted for United States Dollars deposits in varying amounts, in an amount which is comparable to the Purchase Price during such LIBOR Period, or (c) if for any reason neither the Telerate rates nor the Reuters Monitor Screen rates are available in respect of the relevant LIBOR Period, “LIBOR” for such LIBOR advances in United States Dollars during the relevant LIBOR Period shall mean the annual rate of interest (expressed on the basis of a year of 360 days and rounded upwards, if necessary, to the nearest whole multiple of 1/16th of 1%) determined by National Bank of Canada as being the rate of interest at which National Bank of Canada, in accordance with its normal practices, would be prepared to offer to leading banks in the London Inter Bank Eurodollar market for delivery on the first day of the relative LIBOR Period for a period equal to such LIBOR Period based on the number of days comprised therein, deposits in United States Dollars of amounts comparable to the Purchase Price during such LIBOR Period, at or about 11:00 a.m. (London, England time) on the applicable interest determination date.
     “LGEI Contribution” shall mean the amount indicated for LGEI under the column “Contribution” in Schedule 2.1, which shall not surpass in any event the Maximum LGEI Funding Amount.
     “Margin Stock” shall be as defined in Regulation U.
     “Master Distribution Agreement” shall mean collectively, the master distribution agreements between Issuer and Distributor in connection with all Funded Qualifying Projects, which agreements shall not be amended or modified without the Revenue Participation Holders’ prior written consent and which are attached hereto as Schedule “MDA”.
     “Material Adverse Effect” shall mean any change or effect that (a) has a materially adverse effect on the business, assets, properties, prospects, operations or financial condition of Issuer, (b) materially impairs the legal right, power or authority of Issuer to perform its obligations hereunder or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Revenue Participation Holders hereunder.
     “Maximum Funding Amount” shall mean the sum of the Maximum LGEI Funding Amount and the Maximum SGF Funding Amount.
     “Maximum LGEI Funding Amount” shall mean subject to the terms and conditions hereof $260,000,000, or such greater amount as LGEI may agree to in writing from time to time;

     “Maximum SGF Funding Amount” shall mean subject to the terms and conditions hereof $140,000,000 or such greater amount as SGF may agree to in writing from time to time
     “Merchandising” includes the right to create and exploit computer, video and other electronic games based upon a Qualifying Project or any element thereof, including the sole and exclusive right to create or license the creation of interactive programs, whether in CD-ROM, DVD (including, without limitation, HD-DVD and Blu-Ray), set-top or arcade formats; and the right to create and exploit toys, comic books and so-called “making of books,” apparel, food and beverages, posters, and any and all other commodities, services or items based upon such Qualifying Project or any element thereof.
     “Modified SGF Pro Rata Amount” has the meaning ascribed thereto in Section 2.4.
     “Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA.
     “Near Video-On-Demand” incorporates the definition of Video-On-Demand, except that, instead of the consumer determining the starting time for viewing a Qualifying Project, the consumer is able to select the starting time from viewing times determined by the provider, where the provider permits a selection of starting times not more than 15 minutes apart.
     “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Non-Theatrical Markets” means and includes airlines, schools, libraries, hospitals, hotels, Army, Navy, Air Force and other military or armed services installations, and ships at sea flying the flag of a country in the Territory or which are serviced from within the country of such flag, and other institutions that typically license recorded entertainment materials from programming suppliers.
     “Non-Theatrical Rights” means and includes the sole and exclusive right to exploit a Qualifying Project in Non-Theatrical Markets by any and all means, whether now known or hereafter known or devised.
     “Other Releasing Costs” shall mean, with respect to a Funded Qualifying Project, the aggregate of the following costs and expenses, which costs and expenses shall be actual out-of-pocket costs and expenses paid or payable within *****: home video/DVD manufacturing, duplication, shipping and marketing costs for such Funded Qualifying Project and all other actual out-of-pocket distribution, manufacturing or other costs and expenses paid to an unaffiliated third party (other than participations, residuals, or as otherwise included in P&A Costs, Direct Costs, or otherwise duplicated costs) with respect to such Funded Qualifying Project.
     “P&A Costs” shall mean, with respect to a Funded Qualifying Project that is a motion picture, the aggregate of the following costs, which costs shall be actual out-of-pocket costs paid or payable within ***** or incurred not later than ***** after the date of the first theatrical release: all prints, marketing, advertising, promotion and publicity costs incurred in the exercise by Distributor of the theatrical distribution rights in such Funded Qualifying Project (i) in the United States; and (ii) for any other territory in which Distributor directly distributes such Funded Qualifying Project.

     “Pay-Per-View” means exhibition over a service for which subscribers pay a premium on a per-program basis for each program which they choose to receive.
     “Pay Television” means exhibition over a service for which subscribers pay a premium for the programming transmitted (e.g., HBO).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
     “Permitted Encumbrances” means: (a) Encumbrances for taxes not yet due and payable; (b) Encumbrances arising from and pursuant to the Transaction Documents; (c) Encumbrances arising in the ordinary course of production of a Production, including, without limitation, those arising out of or with respect to or pursuant to any collective bargaining agreement (e.g., guild liens, possessory liens of laboratories, transfer facilities and other post-production facilities); (d) Encumbrances created under any distribution agreement entered into with a Subdistributor in the ordinary course of business in connection with the distribution or exploitation of any Funded Qualifying Project; (e) Encumbrances created pursuant to the terms of any Co-Financing Transaction; (f) Encumbrances in favour of any completion guarantor providing a completion guarantee for any Funded Qualifying Project; (g) Encumbrances in favour of any interim financier of the production costs for a Funded Qualifying Project; and (h) the Senior Lender Encumbrances.
     “Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by any party hereto, or any ERISA Affiliate, or any other plan covered by Title IV of ERISA that covers employees of the Revenue Participation Holders.
     “Pro Rata Amount” shall mean, for each Revenue Participation Holder, the percentage set out beside such Revenue Participation Holder’s name under the column “Pro Rata Amount” at Schedule 2.1, or such other amount agreed to by both Revenue Participation Holders in respect of any Funded Qualifying Project, provided, however, that SGF shall only be entitled to request a reduction of its Pro Rata Amount where (a) the Maximum SGF Funding Amount has been (or would be) reached and/or (b) Co-Financing Participations are payable to a Co-Financier in respect of such Funded Qualifying Project.
     “Production” means any motion picture or television production of every kind and character whatsoever, including, without limitation, all present and future technological developments, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including, without limitation, computer generated pictures and graphics other than video games.

     “Production Budget” means the production budget for an Eligible Project.
     “Production Services Agreement” shall mean, for each Funded Qualifying Project, a production services agreement, to be entered into between Issuer and a Services Company in the form of the agreement attached hereto as Schedule “PSA” , which agreement may only be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Revenue Participation Holders.
     “Production Specifications” shall mean, in respect of each Funded Qualifying Project, the documents, information or items listed in Schedule 1, which shall be in form and content satisfactory to the Revenue Participation Holders in their sole discretion, as accepted in writing by the Revenue Participation Holders in respect of each Funded Qualifying Project, which Production Specifications may only be amended, restated or modified with the prior written consent of the Revenue Participation Holders, subject to Section 3.19.
     “Projected Budget” shall mean, in respect of each Qualifying Project, the Production Budget for such Qualifying Project, as accepted in writing by the Revenue Participation Holders.
     “Purchase Price” shall mean, for each Qualifying Project, each Revenue Participation Holder’s Pro Rata Amount of the actual Direct Costs of such Qualifying Project, less any Tax Credit Amounts for such Qualifying Project provided, however, that (i) prior to confirmation of the actual Direct Costs of such Qualifying Project, the Projected Budget for such Qualifying Project shall be used in lieu of such actual Direct Costs above; (ii) prior to confirmation of the actual Tax Credit Amounts for such Qualifying Project, the Estimated Tax Credit Amounts for such Qualifying Project shall be used above; and (iii) the amount payable by SGF on account of the Purchase Price shall at all times be subject to the Maximum SGF Funding Amount.
     “Qualifying Project” shall mean any Eligible Project that is accepted in writing by the Revenue Participation Holders and which shall be based on the Production Specifications.
     “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
     “Regulation U” shall mean Regulation U of the Board as it is from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Rights” means the right to use the names, photographs, likenesses, acts, poses, sound effects and voices of all artists appearing in each Funded Qualifying Project, the director thereof, and others appearing in or connected with each Funded Qualifying Project in connection with the exploitation of the Distribution Rights in any and all parts of the Territory and to do any and all of the foregoing for promotional purposes on the Internet, and to write and publish articles concerning each Funded Qualifying Project in connection with the exploitation, publicizing, advertising and licensing of each such Funded Qualifying Project, subject only to contractual restrictions of such use in Merchandising, commercial tie-ins or other endorsements, provided, however, that such restrictions shall be customary in the motion picture industry, the television industry, or the video industry, as applicable, including, without limitation, not having any restrictions on the use of any name in the billing block on any item of Merchandising or commercial tie-in.

     “Release Date” shall mean, for any Funded Qualifying Project, the date of the initial public exhibition of such Funded Qualifying Project (which, for clarity, shall exclude any festival screenings or test screenings) or, in the case of Television Productions, the date of the initial public broadcast of such Funded Qualifying Project.
     “Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.
     “Repurchase Date” has the meaning ascribed thereto in Section 9.
     “Revenue Participation Holders” shall mean SGF and LGEI and each of their respective permitted successors and assigns, and “Revenue Participation Holder” means any one of them.
     “Revenue Participation(s)” shall mean collectively, the rights and interests of the Revenue Participation Holders under this Agreement, including, without limitation, the right to receive the amounts described in Section 8; provided, however, that no Revenue Participation shall confer on any Revenue Participation Holder (a) any ownership interest in or to any Funded Qualifying Project, including, without limitation, any copyright therein, (b) any right to make any creative or financial decisions relating to any Funded Qualifying Project (except to the extent required by this Agreement) or (c) any right to develop, produce, distribute or otherwise exploit any Funded Qualifying Project or any rights therein.
     “Rights” means, with respect to each Qualifying Project, the Distribution Rights and the Intellectual Property Rights for such Qualifying Project, to the extent owned or controlled by Issuer.
     “RP Closing Date” shall mean, in connection with the sale of any Revenue Participation other than the Initial Revenue Participations, the date on which the conditions precedent in Section 4.2 have been satisfied or waived in connection with such Revenue Participation.
     “RPMRR” shall mean the Register of Personal Movable Real Rights (Quebec).
     “Senior Lender Encumbrances” shall mean the Encumbrances in favour of the Senior Lenders and the Senior Loan Administrative Agent.
     “Senior Lender InterCreditor” shall mean the intercreditor agreement to be entered into by SGF and the Senior Loan Administrative Agent.
     “Senior Lenders” shall mean the lenders in the Senior Loan Syndicate.
     “Senior Loan Administrative Agent” shall mean JPMorgan Chase Bank, National Association.
     “Senior Loan Syndicate” shall mean the senior credit facilities in favour of Lions Gate Entertainment Corp. and LGEI administered by the Senior Loan Administrative Agent.

     “Services Company” shall mean, for each Funded Qualifying Project, a corporation having a permanent establishment in Quebec which provides production services for such Qualifying Project.
     “Settlement Date” shall mean the *****following the end of an Accounting Period.
     “Settlement Report” shall have the meaning ascribed thereto in Article 8.
     “SGF Contribution” shall mean the amount indicated for SGF under the heading “Contribution” in Schedule 2.1, which shall not surpass in any event the Maximum SGF Funding Amount.
     “Subdistributor” shall mean any third party that is not an Affiliate of Distributor to which all or part of the Distribution Rights are licensed or sublicensed to by the Distributor in respect of a Funded Qualifying Project.
     “Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
     “Tax Credit Amounts” shall mean, for each Funded Qualifying Project, the amounts received by Issuer, a Services Company or any other Person on account of Canadian federal or provincial tax credits and other incentives relating to the production of such Funded Qualifying Project.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Television Production” means a Production that is intended to be exploited on any form of television including Free Television, Pay Television and Pay-Per-View and specifically excludes a Production exploited theatrically.
     “Television Rights” means and includes the sole and exclusive right to exploit a Qualifying Project by means of television signal, without regard as to how such signal is distributed (e.g., broadcast over the air, or via satellite, fiberoptic cable, telephone wire, or any and all forms of Internet, wireless or other computer or digital technology, or any other form of technology, now known or hereafter known or devised. Television Rights includes, the right to exploit such Qualifying Project via Pay Television, Pay-Per-View and Free Television.
     “Term” shall mean four (4) years commencing on the date of the first day of principal photography of the first Funded Qualifying Project.
     “Territory” means, with respect to a Funded Qualifying Project, those countries and territories for which Issuer controls all or a portion of the Distribution Rights.

     “Theatrical Rights” means and includes the sole and exclusive right to rent, lease, license, exhibit, distribute and otherwise deal in and with a Qualifying Project for viewing by the public in theatres, in any and all languages or versions, and including, without limitation, the right to enter into rentals, leases and licenses respecting all theaters or other places of public viewing, without regard as to how such Qualifying Project is distributed to theatres (e.g., on any and all sizes and gauges of film, tape or disc or distribution to theatres by any other means, whether now known or hereafter known or devised, including, without limitation, satellite, cable or other electronic transmission).
     “Third Party Participation” means, with respect to a Funded Qualifying Project, any amount payable to any Person other than (i) LGEI, Issuer, Distributor or any Affiliate thereof or (ii) any officer, director, management employee of any of LGEI, Issuer, Distributor or any Affiliate thereof, whether characterized as a deferment, gross participation, net participation, profit participation, contingent compensation, box office bonus, award or credit bonus, or otherwise which amount is based, dependent, computed, or payable, in whole or in part, on the net or gross receipts, earnings, or proceeds derived from such Funded Qualifying Project or any percentage of the foregoing or is payable at such time as any such receipts, earnings, or proceeds equal a specified amount whether such receipts, earnings, or proceeds are computed in the same manner as provided in the Distribution Agreement or are otherwise computed or any similar type of payment or the economic equivalent thereof. For the avoidance of doubt, (a) a “Third Party Participation” shall include “deferments” payable in connection with a Funded Qualifying Project which are fixed obligations in a definite amount whether or not the receipts, earnings, or proceeds of such Funded Qualifying Project equal a specified amount, and (b) a “Third Party Participation” shall not include Co-Financing Participations unless (i) the contractual arrangements with a Co-Financier require such Co-Financier’s Co-Financing Participation to be paid from Gross Receipts in the same position in the Waterfall as Third Party Participations and (ii) such contractual arrangements have been disclosed to the Revenue Participation Holders in the Production Specifications.
     “Transaction Documents” means this Agreement, the Master Distribution Agreement, the Production Services Agreements for the Funded Qualifying Projects and all certificates, documents and instruments entered into the Revenue Participation Holders, the Issuer, the Distributor and any applicable Services Company in connection therewith.
     “UCC” shall mean the Uniform Commercial Code, as applicable in the State of Delaware.
     “USCO” shall mean the United States Copyright Office.
     “Videograms” means and includes any and all forms of computer software, or any configuration of computer software and technology, for private use by consumers by any means, whether now known or hereafter known or devised.
     “Video-On-Demand” means and includes the transmission of a Qualifying Project through any method now known or hereafter devised, including, without limitation, broadcast television signal, whether analog or digital, or via satellite, cable, telephone wire, fiberoptics, cyberspace, Internet or other computerized or digital technology, on-line transmission, every sort of electronic transmission or any and all other delivery systems, to a television receiver, computer monitor or other comparable display, whereby the consumer can select such Qualifying Project from a central library and whereby the consumer determines the starting time of such Qualifying Project.
     “Waterfall” shall mean the order of disbursement of Gross Receipts for each Funded Qualifying Project, as more particularly described in Section 8.3.
2. PURCHASE AND SALE OF THE REVENUE PARTICIPATIONS
     Section 2.1 Revenue Participations.
          (a) Notwithstanding anything to the contrary herein, no Revenue Participation Holder shall be liable for any other Revenue Participation Holder’s obligations to purchase Revenue Participations hereunder.
          (b) No Revenue Participations may be sold to a Person other than the Revenue Participation Holders without the prior written consent of each of the Revenue Participation Holders.
          (c) Notwithstanding the foregoing, LGEI may assign this Agreement or its rights hereunder, including, without limitation, its Revenue Participations, without the need to obtain the prior written consent of Issuer or SGF, (i) in connection with its corporate credit facilities , including, without limitation, the Senior Loan Syndicate, in the form of a grant of a security interest, (ii) in connection with any financing or interim financing of a Funded Qualifying Project in the form of a grant of a security interest, or (iii) to any of its Affiliates, provided, however, that any such assignment hereunder shall be subject to the rights of Issuer and SGF hereunder.
     Section 2.2 Purchase and Sale of the Initial Revenue Participations.
          (a) Subject to the terms and conditions set forth herein, each Revenue Participation Holder severally (and not jointly) agrees to purchase from Issuer, and Issuer agrees to sell to such Revenue Participation Holder, an Initial Revenue Participation on the Initial Closing Date for an amount equal to the Purchase Price for such Initial Revenue Participations.
     Section 2.3 Closing and Closing Deliveries for the Initial Revenue Participations.
          (a) The closing of the purchase of the Initial Revenue Participations contemplated by this Agreement shall take place at the offices of LGEI or such other place as the parties agree, upon the satisfaction or waiver of all conditions to closing set forth in Section 4.1.
          (b) Subject to the terms and conditions of this Agreement, the parties agree to consummate the following transactions on the Initial Closing Date:
               (i) Issuer shall deliver to each of the Revenue Participation Holders the items specified in Section 4.1 relating to those Qualifying Projects that are the subject of the Initial Revenue Participations;

               (ii) SGF shall, upon receipt of a copy of the items deliverable to it pursuant to Section 2.3(b)(i), pay to Issuer, to an account designated by Issuer, the aggregate Purchase Price payable for SGF’s Initial Revenue Participations (x) in instalments based upon the schedule of disbursements attached hereto as Schedule 2.3(b)(ii) or (y) in such other instalments as may be agreed by Issuer and SGF; provided, however, that SGF shall not be entitled to receive its Pro Rata Amount of Gross Receipts for such Qualifying Projects under the Waterfall until such time as such Purchase Price is paid in full; and
               (iii) LGEI shall, upon receipt of a copy of the items deliverable to it pursuant to Section 2.3(b)(i), pay to Issuer, to an account designated by Issuer, the aggregate Purchase Price payable for LGEI’s Initial Revenue Participations (x) in instalments based upon the schedule of disbursements attached hereto as Schedule 2.3(b)(ii), (y) in instalments based upon the schedule of advances to be made by the financiers or interim financiers of such Qualifying Projects engaged by LGEI or (z) in such other instalments as may be agreed by Issuer and LGEI; provided, however, that LGEI shall not be entitled to receive its Pro Rata Amount of Gross Receipts for such Qualifying Projects under the Waterfall until such time as such Purchase Price is paid in full.
          (c) In the event that Issuer or any of its Affiliates finances or interim finances the Direct Costs of any Qualifying Project that is the subject of the Initial Revenue Participations, Issuer shall be entitled to use all or any part of the proceeds of the Purchase Price payable by a Revenue Participation Holder in respect of such Qualifying Project to repay such financing or interim financing and Issuer shall be entitled to direct such Revenue Participation Holder to pay all or any part of such Purchase Price to such financier or interim financier. For greater certainty, the repayment of such financing or interim financing shall exclude any costs, interests and fees associated with such financings or interim financings.
     Section 2.4 Purchase and Sale of the Additional Revenue Participations.
          (a) Subject to the terms and conditions set forth herein, each Revenue Participation Holder severally (and not jointly) agrees to purchase from Issuer, and Issuer agrees to sell to such Revenue Participation Holder, from time to time throughout the Term, additional Revenue Participations for an amount equal to the applicable Purchase Price for each such Revenue Participation until such time as the Revenue Participation Holders have advanced the Maximum Funding Amount to Issuer on account of Revenue Participations. If the purchase of any Revenue Participation by SGF would result in SGF exceeding the Maximum SGF Funding Amount, SGF may purchase such Revenue Participation (and only such Revenue Participation) for an amount that is less than its ordinary Pro Rata Amount (the “Modified SGF Pro Rata Amount”).
     Section 2.5 Closing and Closing Deliveries for the Additional Revenue Participations.
          (a) The closing of the purchase of each Revenue Participation (other than the Initial Revenue Participations) contemplated by this Agreement shall take place at the offices of LGEI or such other place as the parties agree, upon the satisfaction or waiver of all conditions to closing set forth in Section 4.2.

          (b) Subject to the terms and conditions of this Agreement, the parties agree to consummate the following transactions on the applicable RP Closing Date:
               (i) Issuer shall deliver to each of the Revenue Participation Holders the items specified in Section 4.2 relating to the Qualifying Project that is the subject of the applicable Revenue Participation;
               (ii) SGF shall, upon receipt of a copy of the items deliverable to it pursuant to Section 2.5(b)(i), pay to Issuer, to an account designated by Issuer, the aggregate Purchase Price payable for SGF’s Revenue Participation in such Qualifying Project (x) in instalments based upon the production cashflow schedule for such Qualifying Project as approved in writing by the Revenue Participation Holders or (y) in such other instalments as may be agreed by Issuer and SGF; provided, however, that SGF shall not be entitled to receive its Pro Rata Amount of Gross Receipts for such Qualifying Project under the Waterfall until such time as such Purchase Price is paid in full; and
               (iii) LGEI shall, upon receipt of a copy of the items deliverable to it pursuant to Section 2.5(b)(ii), pay to Issuer, to an account designated by Issuer, the aggregate Purchase Price payable for LGEI’s Revenue Participation for such Qualifying Project (x) in instalments based upon the production cashflow schedule for such Qualifying Project, as approved in writing by the Revenue Participation Holders (y) in instalments based upon the schedule of advances to be made by the financiers or interim financiers of such Qualifying Projects engaged by LGEI or (z) in such other instalments as may be agreed by Issuer and LGEI; provided, however, that LGEI shall not be entitled to receive its Pro Rata Amount of Gross Receipts for such Qualifying Project under the Waterfall until such time as such Purchase Price is paid in full.
          (c) In the event that Issuer or any of its Affiliates finances or interim finances the Direct Costs of the Qualifying Project that is the subject of the foregoing Revenue Participation, Issuer shall be entitled to use all or any part of the proceeds of the Purchase Price payable by a Revenue Participation Holder in respect of such Qualifying Project to repay such financing or interim financing and Issuer shall be entitled to direct such Revenue Participation Holder to pay all or any part of such Purchase Price to such financier or interim financier. For greater certainty, the repayment of such financings or interim financings shall exclude any costs, interests and fees associated with such financings or interim financings.
     Section 2.6 Failure of SGF to Fund any Purchase Price.
          (a) If SGF fails to fund any instalment of the Purchase Price for any Revenue Participation as and when required by Section 2.3 or Section 2.5, as applicable, then Issuer shall provide SGF with a written notice thereof (the “Cure Notice”) and SGF shall have ***** from receipt of the Cure Notice to fund such installment of the Purchase Price. If SGF fails to fund an installment of the Purchase Price following a Cure Notice, then Issuer shall have the option, exercisable upon prior written notice to SGF, to require SGF to sell such Revenue Participation to Issuer. If Issuer exercises such option, then (a) Issuer shall pay to SGF an amount equal to that portion of the Purchase Price paid by SGF up to the date of the exercise of such option in connection with such Revenue Participation, less any amounts paid to SGF on account of such Revenue Participation prior to such exercise date and (b) upon payment of such amount to SGF, (1) all of SGF’s rights, title and interest in and to the Funded Qualifying Project relating to such Revenue Participation, including, without limitation, any Gross Receipts related thereto, shall automatically revert to Issuer, (2) all Gross Receipts and Rights in and to such Funded Qualifying Project shall be released from any hypothec or security interest granted in favour of SGF and (3) SGF shall execute and deliver to Issuer and Distributor all such documents and instruments as may be reasonably necessary to give effect to such reversion and release, including, without limitation, UCC financing change statements, documents to be filed in the RPMRR and an assignment and quitclaim to be registered in the CIPO and the USCO. Nothing contained herein shall limit the rights or remedies of Issuer available at law or in equity, including, without limitation, for breach of contract, arising from a Revenue Participation Holder’s failure to fund any instalment of the Purchase Price for any Revenue Participation as and when required by Section 2.3 or Section 2.5, as applicable.
     Section 2.7 No Obligation to Produce in Quebec.
          (a) There shall be no requirement on Issuer, LGEI or any of their Affiliates to produce any Production in the Province of Quebec, Canada other then Funded Qualifying Projects or Eligible Projects for which the Production Specifications have been approved by SGF.
     Section 2.8 Submission of Eligible Projects.
          (a) Once Issuer has, pursuant to Sections 4.1(b) or 4.2(a), as applicable, submitted the Production Specifications for any Eligible Project to SGF and SGF has confirmed in writing that it has accepted such Eligible Project as a Qualifying Project, then each Revenue Participation Holder shall, subject to the terms and conditions of this Agreement, including without limitation, Section 3.19 hereof, purchase a Revenue Participation in such Qualifying Project in accordance with the terms and conditions hereof.
3. REPRESENTATIONS AND WARRANTIES OF ISSUER
          In order to induce the Revenue Participation Holders to enter into this Agreement and purchase the Revenue Participations as provided herein, Issuer makes the following representations and warranties to, and agreements with, the Revenue Participation Holders, all of which shall survive the execution and delivery of this Agreement and the issuance and sale of the Revenue Participations.
     Section 3.1 Existence and Power.
          (a) Issuer is a limited liability company duly organized and validly existing in jurisdictions in which it is applicable, in good standing under the laws of its jurisdiction of organization and where applicable, in good standing as a foreign entity in all jurisdictions where the nature of its properties or business so requires, or the failure to be so qualified or be in good standing could, individually or in the aggregate, be expected to have a Material Adverse Effect. A list of such jurisdictions as of the date hereof is attached hereto as Schedule 3.1.

          (b) Issuer has the power and authority to (i) own its property and carry on its business as now being conducted and as intended to be conducted, (ii) execute, deliver and perform, as applicable, its obligations under this Agreement and any other documents contemplated hereby to which it is a party.
     Section 3.2 Authority and No Violation. The execution, delivery and performance of this Agreement by Issuer and the issuance and sale hereunder of the Revenue Participations, (i) have been duly authorized by all necessary corporate action (or similar action) on the part of Issuer, (ii) will not constitute a violation of any provision of Applicable Law in any material respect or any order of any Governmental Authority applicable to Issuer, or any properties or assets in any material respect, (iii) will not violate any provision of Issuer’s Organizational Documents, (iv) will not violate any provision of any indenture, agreement, bond, note or other similar instrument to which Issuer is a party or by which Issuer or any of its properties or assets are bound, other than where any such violation could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such indenture, agreement, bond, note or other similar instrument, other than where any such violation could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.3 Governmental Approval. All authorizations, approvals, licenses, registrations or filings from or with any Governmental Authority required for the consummation of the execution, delivery and performance by Issuer of this Agreement have been duly obtained or made or duly applied for, and are in full force and effect, except those which, if not obtained, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and if any further authorizations, approvals, registrations or filings should hereafter become necessary, Issuer shall obtain or make all such authorizations, approvals, registrations or filings; provided, however, that any failure to make any such authorization, approval, registration or filing will not be a breach of this Agreement if such failure could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.4 Binding Agreement. This Agreement, when executed, will constitute a legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 3.5 Places of Business. The chief executive office of Issuer is located at 2700 Colorado Avenue, Suite 200, Santa Monica, CA 90404.
     Section 3.6 Federal Reserve Regulations. Issuer is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revenue Participations will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.
     Section 3.7 Investment Company Act. Issuer is not, or will not during the term of this Agreement be, (i) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any foreign, federal or local statute or any other Applicable Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed.
     Section 3.8 Compliance with ERISA. Issuer’s Plans, each of which has been maintained and operated in all material respects in accordance with all Applicable Laws, including, without limitation, ERISA and the Code, and each Plan intended to qualify under Section 401(a) of the Code satisfies the requirements of this Section 3.8 in all material respects. No Reportable Event has occurred in the last five years as to any Plan, and the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such Plans allocable to such benefits by more than $100,000. No material liability has been, and no circumstances exist pursuant to which any material liability is reasonably likely to be, imposed upon Issuer or any ERISA Affiliate (i) under Sections 4971 through 4980E of the Code, Sections 502(i) or 502(l) of ERISA, or Title IV of ERISA with respect to any Plan or Multiemployer Plan, or with respect to any plan heretofore maintained by Issuer or any ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). Neither Issuer nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.
     Section 3.9 Compliance with Laws. Issuer is not in violation of any Applicable Law except for such violations in the aggregate which could not reasonably be expected to have a Material Adverse Effect. The issuance and sale of the Revenue Participations hereunder, the intended use of the proceeds of the Revenue Participations and any other transactions contemplated hereby will not violate any Applicable Law.
     Section 3.10 Use of Proceeds. Proceeds from sale of the Revenue Participations will be used exclusively for payment of the Direct Costs of Funded Qualifying Projects, or to repay any financing or interim financing of such Direct Costs. For greater certainty, the repayment of such financings or interim financings shall exclude any costs, interests and fees associated with such financings or interim financings.
     Section 3.11 Ownership or Control of Rights. Except as otherwise provided herein, Issuer will own or control a sufficient interest in the Rights for each Funded Qualifying Project to enable it to produce (or co-produce, if applicable) such Funded Qualifying Project and to exploit the Distribution Rights in the Territory and to be entitled to Gross Receipts in such

Funded Qualifying Project relating to the Territory, unless and to the extent otherwise disclosed to the Revenue Participation Holders by Issuer in writing.
     Section 3.12 No-Impairment of Agreement. Issuer has no agreement with or obligations to any third party with respect to any Funded Qualifying Project which might materially conflict or interfere with any of the provisions of this Agreement.
     Section 3.13 Copyright. Each Funded Qualifying Project for which Issuer or an Affiliate of Issuer is the Copyright Owner shall be duly and properly registered (and, if appropriate, renewed) for copyright in the United States, and, to the best of the knowledge of Issuer and its Affiliates, the Copyrights in each Funded Qualifying Project and the literary, dramatic and musical materials upon which such Funded Qualifying Project is based, or which are contained in such Funded Qualifying Project, are and will be valid and subsisting during the Term throughout the Territory.
     Section 3.14 No Infringement. Neither any Funded Qualifying Project, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any right, license or privilege granted to the other party hereunder, violates or will violate, or infringes or will infringe, any trademark, trade name, service mark, patent, copyright (whether common law or statutory), or, the literary, dramatic, musical, artistic, personal, private, civil, “droit moral”, moral rights or property right or rights of privacy or any other right of any person or entity whatsoever, or unfairly competes with or slanders or libels (or constitutes a trade disparagement of) any Person or entity whatsoever.
     Section 3.15 No Litigation. There is no litigation, arbitration, claim, demand, or investigation pending or, to the knowledge of Issuer, threatened with respect to any Funded Qualifying Project, or the literary, dramatic or musical material upon which such Funded Qualifying Project is based or which is contained therein, or concerning the physical properties thereof.
     Section 3.16 Production. Except as permitted by this Agreement, including, without limitation, Section 3.19, Issuer shall ensure that the Qualifying Projects are produced in accordance with the Production Specifications.
     Section 3.17 Private Offering.
          (a) Neither Issuer nor any Person acting on its behalf has directly or indirectly offered or sold the Revenue Participations by any form of general solicitation or general advertising (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).
          (b) Neither Issuer nor any Person acting on its behalf has, either directly or indirectly, sold or offered for sale to, or otherwise approached or negotiated in respect thereof with, any Person any of the Revenue Participations except as contemplated by this Agreement, and neither Issuer nor any Person acting on its behalf (other than the Revenue Participation Holders and their Affiliates) will sell or offer for sale to any Person any such Revenue

Participation to, or solicit any offers to buy any such Revenue Participation from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Revenue Participations within the registration provisions of Section 5 of the Securities Act of 1933. The offer and sale of the Revenue Participations pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.
     Section 3.18 No Violation of Laws. Issuer shall not take any action (or omit to take any action) otherwise permitted under this Agreement which would cause the performance of this Agreement to violate any law, rule or regulation or require an order, consent, permit or approval to be obtained from any Governmental Authority, except where such violation or such failure to obtain such order, consent, permit or approval could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.19 Production Specifications. If, after submission of the Production Specifications for a Qualifying Project, such Production Specifications change either prior to or following a written acceptance thereof by the Revenue Participation Holders, then Issuer shall: (i) for the Production Specifications listed as items (i) to (xii) inclusively resubmit the amended Production Specifications for acceptance and written approval by the Revenue Participation Holders; (ii) for the Production Specifications listed as items (xiii) to (xvi) inclusively be entitled to make changes without approval if such changes result from force majeure, production exigencies and other matters beyond the reasonable control of Issuer, the Copyright Owner of such Funded Qualifying Project, if applicable, any Co-Producer of such Funded Qualifying Project, if applicable, and the Services Company providing services in connection with such Funded Qualifying Project; and (iii) for the Production Specifications listed as items (xvii) to (xix) inclusively resubmit the amended Production Specifications for acceptance and written approval by the Revenue Participation Holders if such change results in a fluctuation which is *****. In the event SGF does not approve any change to the Production Specifications for a Funded Qualifying Project requiring approval of the Revenue Participation Holders, then (a) Issuer shall pay to SGF an amount equal to the Purchase Price paid by SGF in connection with such Funded Qualifying Project, less any amounts paid to SGF on account of its Revenue Participation for such Funded Qualifying Project prior to the date of such payment, plus LIBOR (calculated from the date of each advance of funds by SGF) and (b) upon payment of such amount to SGF, (1) all of SGF’s rights, title and interest in and to such Funded Qualifying Project, including, without limitation, any Gross Receipts related thereto, shall automatically revert to Issuer, (2) all Gross Receipts and Rights in and to such Funded Qualifying Project shall be released from any hypothec or security interest granted in favour of SGF and (3) SGF shall execute and deliver to Issuer and Distributor all such documents and instruments as may be reasonably necessary to give effect to such reversion and release, including, without limitation, UCC financing change statements, documents to be filed in the RPMRR and an assignment and quitclaim to be registered in the CIPO and the USCO.
4. CONDITIONS OF PURCHASE
     Section 4.1 Conditions Precedent to Purchase of Initial Revenue Participations. The obligation of each Revenue Participation Holder to purchase the Initial Revenue Participations on the Initial Closing Date is subject to the satisfaction in full at each Revenue Participation Holder’s sole discretion, of the following conditions precedent:
          (a) Corporate Documents. The Revenue Participation Holders each shall have received:
               (i) a copy of a Certificate of Incorporation for Issuer, certified as of a recent date by the Secretary of State of Delaware;
               (ii) a copy of a certificate of the Secretary of State of Delaware (or other applicable jurisdiction) and of the franchise tax agency of such State, dated as of a recent date as to the good standing of, and payment of taxes by, Issuer which certificate lists (if available) the charter documents on file in the office of such Secretary of State; and
               (iii) from each jurisdiction in which it is available, a copy of a certificate dated as of a recent date as to the good standing and/or authority to conduct business of Issuer issued by the Secretary of State or other relevant office of each jurisdiction in which Issuer is qualified as a foreign organization as listed in Schedule 3.1.
               (iv) such additional supporting documents that are materially related to those items submitted pursuant to Sections 4.1(a)(i), (ii) and (iii), as any Revenue Participation Holder may reasonably request.
          (b) Documents. The Revenue Participation Holders each shall have received and accepted (each in its sole discretion) the Production Specifications for the Qualifying Projects that are the subject of the Initial Revenue Participations.
          (c) Representations and Warranties Correct. The representations and warranties made by Issuer in Section 3 shall be true and correct in all respects as of the Initial Closing Date.
          (d) Agreement. Each Revenue Participation Holder shall have received executed counterparts of this Agreement, which, when taken together, bear the signatures of all of the Revenue Participation Holders.
          (e) Required Consents and Approvals. The Revenue Participation Holders shall be satisfied that all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of Issuer and from any other entity whose consent or approval the Revenue Participation Holders in their reasonable discretion deem necessary to the transactions contemplated hereby.
          (f) Minimum Qualifying Projects. No fewer than three (3) Eligible Projects shall have been submitted to the Revenue Participation Holders for acceptance as Qualifying Projects prior to the Initial Closing Date.
          (g) Security. The Revenue Participation Holders shall have received the security described in Section 7.1(d).

     Section 4.2 Conditions Precedent to Purchase of Additional Revenue Participations. The obligation of each Revenue Participation Holder to purchase any Revenue Participation (other than the Initial Revenue Participations) on any RP Closing Date is subject to the satisfaction in full at each Revenue Participation Holder’s sole discretion, of the following conditions precedent:
          (a) Documents. No later than 15 days prior to the proposed RP Closing Date, the Revenue Participation Holders each shall have received and accepted (each in its sole discretion) the Production Specifications for the Qualifying Projects that are the subject of such additional Revenue Participations.
          (b) Representations and Warranties Correct. The representations and warranties made by Issuer in Section 3 shall be true and correct in all respects as of the applicable RP Closing Date.
5. ACCOUNTING, RECORDS AND REPORTING
     Section 5.1 Books and Records. Books and records of Issuer shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods required for federal income tax purposes, provided however, that Issuer also may be required to keep financial records in accordance with GAAP. The books and records of Issuer shall reflect all Issuer transactions and shall be appropriate and adequate for Issuer’s business.
     Section 5.2 Access to Information. The Revenue Participation Holders may jointly or severally at their own expense, audit the applicable books cost reports in respect of each Qualifying Project, contracts and records at the place where Issuer maintains the same in order to verify the Revenue Participations payable to the Revenue Participation Holders hereunder; provided, however, that, so long as no Event of Default has occurred and is continuing, no Revenue Participation Holder shall be entitled to require any such audit more than *****. Any such audit shall be conducted only by one of the so-called “Big Four” accounting firms, provided that the appointment of such party to conduct such audit shall not create any conflicts of interest (and if all of the “Big Four” accounting firms have such conflicts, then such other public accountant reasonably acceptable to the Revenue Participation Holder requesting the audit). Any such audit shall be conducted during reasonable business hours in such manner as not to interfere with Issuer’s normal business activities.
     Section 5.3 Filings. Issuer, at Issuer’s expense, shall cause the income tax returns for Issuer to be prepared and timely filed with the appropriate authorities and any taxes owed in respect of such returns to be paid in a timely manner. Issuer, at Issuer’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, Issuer’s Organizational Documents and all reports required to be filed by Issuer with those entities under then current applicable laws, rules, and regulations.
     Section 5.4 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by Issuer. Notwithstanding the foregoing, in respect of all accounting matters or positions taken in respect of tax returns of the Issuer which may have a tax implication for the Revenue Participation Holders, such decision shall be made in consultation with the Revenue Participation Holders.
     Section 5.5 Settlement Reports. On each Settlement Date, Distributor shall render to Issuer (with a copy to each Revenue Participation Holder, provided that Distributor’s inadvertent failure to provide such copy to any Revenue Participation Holder shall be a breach of this Agreement) a settlement report for each Funded Qualifying Project. Each Settlement Report shall be delivered by Distributor to Issuer on each Settlement Date together with any sums being shown due to Issuer. Settlement Reports rendered by Distributor may be changed from time to time to give effect to year-end adjustments made by Distributor’s accounting department or public accountants, to items overlooked, to correct errors, or to reflect any indebtedness which may become uncollectible for any similar purposes. Should Distributor make any overpayment to Issuer for any reason, Distributor shall have the right to deduct and retain for its own account an amount equal to any such overpayment from any sums that may thereafter become due or payable by Distributor to Issuer or for Issuer’s account. Should Distributor make any underpayment to Issuer for any reason, Distributor shall on the next succeeding Settlement Date pay to Issuer an amount equal to any such underpayment; provided, however, that all amounts payable to Issuer hereunder shall be subject to all laws and regulations now or hereafter in existence requiring the deduction or withholding of payments for income or other taxes payable by or assessable against Issuer arising out of or in connection with this Agreement. Distributor shall have the right to make such deductions and withholdings, and the payment thereof to the governmental agency concerned in accordance with its interpretation in good faith of such laws and regulations shall constitute payment hereunder to Issuer, and Distributor shall not be liable to Issuer for the making of such deductions or withholdings or the payment thereof to the governmental agency concerned. In any such event, Issuer shall make and prosecute any and all claims which it may have (and which it desires to make and prosecute) with respect to the same directly with the governmental agency having jurisdiction in the premises.
     Section 5.6 Accounting Records. Books of account in respect of the distribution of each Funded Qualifying Project (which books of account are hereinafter referred to collectively as the “Distribution Records”), shall be kept at Distributor’s or its Affiliates’ various offices (both in the United States and abroad) where generated or customarily kept, for as long as such Distribution Records are customarily retained by such office (provided, however, that the foregoing obligation shall not apply to any Subdistributors of a Funded Qualifying Project) and in the form customarily maintained by Distributor or such Affiliates.
     Section 5.7 Audits. Issuer and each Revenue Participation Holder shall each have the right, at its own expense, but not more than ***** each, to audit the Distribution Records at the aforesaid office in order to verify the Settlement Reports rendered hereunder in connection with each Funded Qualifying Project. Any such audit shall be conducted only by a certified public accountant during reasonable business hours and in such manner as not to interfere with Distributor’s normal business activities, shall not continue for more than ***** and be conducted by a third party accounting firm approved by the Revenue Participation Holders (Sills & Adelmann, Hacker, Douglas & Company, and any of the so-called “Big-Four” accounting firms are hereby pre-approved), provided that no such firm is compensated on a “percentage of recovery” basis, it being understood that Distributor shall have the right to approve any “percentage of recovery” retainer), provided, however, that such third party accounting firm shall agree in writing, for the benefit of Distributor, to be bound by the same duties of confidentiality arising under this Agreement. The Issuer and each Revenue Participation Holder shall be entitled to conduct the audit within ***** of the Issuer or each Revenue Participation Holder’s notice to conduct the audit. Issuer shall not have the right to examine or inquire into any matters or items which are contained in any such Settlement Report after the expiration of ***** from and after the date of receipt of such Settlement Report, and such Settlement Report shall be final and conclusive upon Issuer upon the expiration of such ***** period notwithstanding that the matters or items embraced by or contained therein may later be contained or referred to in a cumulative statement pertaining to more than one Accounting Period. Except in the context of litigation, such cumulative statement shall not be subject to audit by Issuer to the extent the material contained therein was first reflected on a Settlement Report submitted more than ***** prior to the date of mailing of such cumulative statement. Issuer shall be forever barred from maintaining or instituting any action or proceeding based upon, or in any way relating to, any transactions had by Distributor, its Affiliates, or its licensees, in connection with the Funded Qualifying Projects which are reflected on any Settlement Report rendered hereunder, or the accuracy of any item appearing therein, unless written objection thereto stating with specificity the particular transaction(s) or item(s) to which Issuer objects shall have been delivered by Issuer to Distributor prior to the expiration of the ***** period with respect to such Settlement Report unless such action or proceeding is commenced within such period. Notwithstanding the foregoing, a notice of intention to conduct an audit or to institute litigation shall interrupt each aforementioned ***** period. In the event the audit is not conducted or litigation instituted within a reasonable delay from the date of such notice, the right to conduct such audit or institute litigation shall terminate ***** from a written notice thereof by the Distributor. The Issuer and each Revenue Participation Holder shall be entitled to examine: all licensing, distribution and sub-distribution agreements relating to Funded Qualifying Projects. If a Funded Qualifying Project has been distributed, licensed, sub-distributed or packaged with Productions which are not Funded Qualifying Projects (“Packaged Projects”), the Issuer and each Revenue Participation Holder shall be entitled to examine all licensing, distribution and sub-distribution agreements in connection with such Funded Qualifying Project and such Packaged Projects, as well as all accounts, records, Distribution Records, Settlement Reports and documents which set forth, inter alia, the price allocation for such Funded Qualifying Project and such Packaged Projects. In connection with the delivery of each Settlement Report, Distributor shall provide an officer’s certificate that (i) sets forth the amount of all rebates, advances and credits allocated to one or more Funded Qualifying Projects pursuant to agreements with film processing laboratories or other home video replication entities (e.g., film duplication advances) for such Accounting Period (collectively, “Rebates”) (on a Production by Production basis), (ii) the aggregate amount, if any, of any out-of-pocket third party costs (“Rebate Costs”) incurred in acquiring such Rebates allocated to one or more Funded Qualifying Projects (on a Production by Production basis), and (iii) certifies that, taking into account all of the facts and circumstances, the Rebates and Rebate Costs were allocated to the Funded Qualifying Projects in a fair and reasonable manner. To the extent that the results of an audit of the Distribution Records reveals that additional Adjusted Receipts are due to Issuer, Distributor agrees to pay such sums to Issuer together with interest thereon at LIBOR, accruing from the date such amount should have been paid to Issuer.
     Section 5.8 Statements and Payments. All statements and payments contemplated by this Agreement shall be sent to the respective parties address as set forth in Section 13.1.

6. REPRESENTATIONS AND WARRANTIES OF REVENUE PARTICIPATION HOLDERS
     Each Revenue Participation Holder hereby represents and warrants to Issuer and each other Revenue Participation Holder as follows:
     Section 6.1 No Representations of Profits, etc. Neither Issuer, nor any other Person has at any time expressly or implicitly represented, guaranteed, or warranted to it that (a) a percentage of profit and/or amount or type of consideration will be realized as a result of the purchase of the Revenue Participations, (b) past performance or experience on the part of Issuer, its Affiliates or any other Person in any way indicates the predictable results of the ownership of Revenue Participations or of the overall business of Issuer, or (c) any cash distributions from Issuer’s operations or otherwise will be made to the Revenue Participation Holders by any specific date or will be made at all.
     Section 6.2 Authority. It has the full right, power and authority to execute and deliver this Agreement and to perform each of its obligations hereunder; that the execution, delivery and performance of this Agreement does not violate any law or regulation to which it is subject, and does not constitute a breach or default under any contract or undertaking to which it is a party; and that this Agreement and all other documents required to be executed and delivered hereunder by it, when so executed and delivered, will constitute legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 6.3 Access to Information. It acknowledges that all documents and other materials pertaining to a purchase of a Revenue Participation that it has requested to examine have been made available for inspection by it. It, or a Person or Persons acting on its behalf, has had a reasonable opportunity to ask questions of and receive answers from Issuer concerning the issuance of the Revenue Participations and Issuer, including, without limitation, Issuer’s prospective business plans, and all such questions have been answered to its full satisfaction. The foregoing, however, does not limit or modify the representations and warranties of Issuer in Section 3 and the Production Specifications, or the right of any Revenue Participation Holder to rely thereon.
     Section 6.4 Contingent Nature of Projections. It acknowledges, recognizes and understands that: (a) Issuer is a start-up with no financial and operating history and that a purchase of a Revenue Participation involves substantial risks; (b) any financial projections that may have been provided to it are based upon assumptions of future operating results developed in good faith by Issuer, (c) such financial projections merely represent an estimate by Issuer of future results that Issuer hopes can be achieved based upon assumptions as to certain events (many of which are beyond Issuer’s control); and (d) no assurances or representations can be given that the actual results of the operations will conform to the projected results.
     Section 6.5 Reliance. It has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax and financial advisors, the suitability of investing in the Revenue Participations for its particular tax and financial situation, and it has determined that the Revenue Participations are a suitable investment for it. In making its investment decision, it has relied solely on its own advisors, and not on the advice of Issuer, LGEI, Distributor, any of their Affiliates or their respective legal counsel or financial advisors. It acknowledges that it is not relying upon any person, firm, limited liability company or corporation in making its decision to purchase a Revenue Participation and that it has not received any general solicitation or general advertising concerning Issuer, LGEI, Distributor, any of their Affiliates or the Revenue Participation, nor is such Revenue Participation Holder aware that any such solicitation or advertising was received by anyone else.
     Section 6.6 Information Provided. Notwithstanding the foregoing, LGEI represents and warrants to SGF that the financial and operating history and financial results provided to SGF and the Salter Group are true and accurate in all material respects consistent with what LGEI utilizes in its own financial projections supplied to its auditors, except that LGEI has also added a terminal value required because Salter Group required information on ultimate values for a period of time different from that used by such auditors to calculate such ultimate values. Nothing contained herein, in any other Transaction Document or in any information previously or in future provided to SGF or the Salter Group, neither LGEI nor its Affiliates shall be construed as providing any representation or warranty regarding the future performance of any Eligible Project.
7. PRODUCTION AND DISTRIBUTION
     Section 7.1 Production.
          (a) For each Funded Qualifying Project, Issuer (and, if Issuer is not the Copyright Owner of such Funded Qualifying Project, such Copyright Owner) shall enter into a Production Services Agreement with a Services Company (and such Copyright Owner, if applicable). Subject to the terms of this Agreement, including, without limitation, Section 3.19, Issuer shall ensure that each Funded Qualifying Project is produced in accordance with the Production Specifications, subject to changes resulting from force majeure, production exigencies and other matters beyond the reasonable control of Issuer, the Copyright Owner of such Funded Qualifying Project, if applicable, any Co-Producer of such Funded Qualifying Project, if applicable, and the Services Company providing services in connection with such Funded Qualifying Project, which changes shall be subject to the approval of the Revenue Participation Holders, acting reasonably.
          (b) The Revenue Participation Holders acknowledge and agree that, subject to the Revenue Participations purchased by the Revenue Participation Holders, except as otherwise provided herein, Issuer will own or control a sufficient interest in the Rights for each Funded Qualifying Project to enable it to produce (or co-produce, if applicable) such Funded Qualifying Project and to exploit the Distribution Rights in the Territory and to be entitled to Gross Receipts in such Funded Qualifying Project relating to the Territory, unless and to the extent otherwise disclosed to the Revenue Participation Holders by Issuer in writing
          (c) Subject to the terms of this Agreement, Issuer shall have sole and exclusive control of all decisions relating to the development, production, distribution, exhibition and other exploitation of each Funded Qualifying Project, subject to the rights of (i) if Issuer is not the Copyright Owner of such Funded Qualifying Project, such Copyright Owner, and (ii) any Co-Producer of such Funded Qualifying Project, if applicable.
          (d) Each of Issuer and Distributor, shall grant in favour of each Revenue Participation Holder, pari passu, a security interest, in and to (i) the Gross Receipts for each Funded Qualifying Project, and (ii) the Rights, the Ancillary Rights, the Related Rights and including without limitation the tangible and intangible assets for each Funded Qualifying Project, solely to the extent required to distribute and exploit such Funded Qualifying Project, which security interest shall be in a form registrable in the State of Delaware and the Province of Quebec. The Revenue Participation Holders acknowledge and agree that the security interests granted to them by Issuer and Distributor shall be subject to Permitted Encumbrances, provided, however, that, with respect to the Senior Lender Encumbrances, the Senior Lender InterCreditor Agreement shall provide that SGF shall have a first priority security interest in its Pro Rata Amount of the Gross Receipts for each Funded Qualifying Project, subject to the terms of the Senior Lender InterCreditor Agreement.
     Section 7.2 Distribution. On or before the Initial Closing Date, Issuer and Distributor shall enter into the Master Distribution Agreement, which shall provide for the following:
          (a) Subject to the terms and conditions hereof, Distributor shall be the sole and exclusive distributor for the Funded Qualifying Projects, in any language, in any and all media and formats now known or hereafter devised, in perpetuity in the Territory. The parties acknowledge that Distributor and its Affiliates only distribute the Funded Qualifying Projects directly in the United Kingdom and the United States of America, and that for all other territories, the Distribution Rights for the Funded Qualifying Projects will be licensed to a Subdistributor.
          (b) Distributor shall use diligent efforts and skill (consistent with the quality standards of first-class distributors and with its theatrical release pattern for films of a similar genre and budget) in the distribution and exploitation of the Funded Qualifying Projects in all media throughout the Territory to maximize Gross Receipts, including, without limitation, obtaining any permits permissions and/or clearances necessary to exploit the Funded Qualifying Projects throughout the Territory.
          (c) Distributor shall distribute each Funded Qualifying Project in a manner consistent with the manner in which it distributes films, videos and television series that are not Funded Qualifying Projects, and shall include, without limitation, all Funded Qualifying Projects in output agreements (or other similar type arrangements) on a non-discriminatory basis with other films, videos and television series distributed by which it distributes that are not Funded Qualifying Projects.
          (d) For each Funded Qualifying Project, Distributor shall be entitled to receive a distribution fee, on an uncrossed basis with all other Funded Qualifying Projects (the “Distribution Fee”), in an amount equal to ***** for such Funded Qualifying Project, escalating on a prospective basis only to ***** for such Funded Qualifying Project at such time, if ever, as the sum of the aggregate amount actually paid to SGF hereunder on account of its Revenue

Participation for such Funded Qualifying Project shall equal ***** paid by SGF for such Revenue Participation and further escalating on a prospective basis only to ***** for such Funded Qualifying Project at such time, if ever, as the sum of the aggregate amount actually paid to SGF hereunder on account of its Revenue Participation for such Funded Qualifying Project shall equal ***** paid by SGF for such Revenue Participation; provided, however, that, for any Funded Qualifying Project that is a Television Production, the Distributor shall not be entitled to a Distribution Fee on any Gross Receipts relating to the principal license fee payable by a U.S. licensee that orders such Funded Qualifying Project that is a Television Production. Any escalation in the Distribution Fee for a Funded Qualifying Project, and the date of such escalation, shall be indicated in the Settlement Report for such Funded Qualifying Project for the Accounting Period in which such escalation occurred. In the event that SGF contests the amount actually paid to SGF pursuant to the RP Purchase Agreement on account of its Revenue Participation for such Funded Qualifying Project, then the Distribution Fee shall not escalate to ***** (as the case may be), until such time as the parties hereto have had the opportunity to review and agree on such amount, and the date upon which such amount was actually paid to SGF, and any overpayment of such Distribution Fee shall be corrected in the Settlement Report for the next Accounting Period (or Accounting Periods, if Gross Receipts are not sufficient to correct such overpayment in such next Accounting Period).
          (e) If Distributor licenses a Funded Qualifying Project as part of a package with any other motion picture or television series, then Distributor shall allocate the proceeds and expenses in respect of such Funded Qualifying Project on a good faith, arm’s length and non-discriminatory basis.
          (f) Distributor shall not use such Funded Qualifying Project to obtain more favorable terms on other motion pictures or television series, licensed by Distributor or its Affiliates.
          (g) On each Settlement Date, Distributor shall provide Issuer, as part of the applicable Settlement Report, and Issuer shall provide the Revenue Participation Holders, with copies of all license agreements entered into by Distributor in connection with any Funded Qualifying Project or any rights therein, during the Accounting Period relating to such Settlement Report, if any.
          (h) All Gross Receipts relating to the Funded Qualifying Projects shall be paid directly to Distributor. In the event that any party hereto receives any Gross Receipts directly or indirectly, such party agrees to hold such monies in trust for Distributor and to pay to Distributor, upon receipt, all such Gross Receipts, without any deductions or withholdings whatsoever.
          (i) LGEI agrees, on behalf of it and its Affiliates, including, without limitation, Issuer and Distributor, that notwithstanding any provision to the contrary in any other agreement, it and they will not deduct any fees or expenses whatsoever from the Gross Receipts prior to or contemporaneously with the paying of the Gross Receipts to the Revenue Participation Holders except as contemplated in the Master Distribution Agreement.

          (j) For each Funded Qualifying Project that is a Film Production and which has been identified as a theatrical release pursuant to the Production Specifications, Distributor shall release such Funded Qualifying Project theatrically within ***** of delivery of such Funded Qualifying Project to Distributor. Subject to the terms hereof, the size, date, cost and scope of such theatrical release shall be determined in the sole discretion of Distributor in accordance with its theatrical release pattern for films of a similar genre and budget. In the event Distributor fails to release a Funded Qualifying Project that is a Film Production and which has been identified as a theatrical release pursuant to the Production Specifications as provided above, then (a) Issuer shall pay to SGF an amount equal to the Purchase Price paid by SGF in connection with such Funded Qualifying Project, less any amounts paid to SGF on account of its Revenue Participation for such Funded Qualifying Project prior to the date of such payment, plus LIBOR (calculated from the date of each advance of funds by SGF) and (b) upon payment of such amount to SGF, (1) all of SGF’s rights, title and interest in and to such Funded Qualifying Project, including, without limitation, any Gross Receipts related thereto, shall automatically revert to Issuer, (2) all Gross Receipts and Rights in and to such Funded Qualifying Project shall be released from any hypothec or security interest granted in favour of SGF and (3) SGF shall execute and deliver to Issuer and Distributor all such documents and instruments as may be reasonably necessary to give effect to such reversion and release, including, without limitation, UCC financing change statements, documents to be filed in the RPMRR and an assignment and quitclaim to be registered in the CIPO and the USCO.
          (k) For each Funded Qualifying Project which is not completed and delivered within ***** of its anticipated completion and delivery date as specified in the Production Specifications (Production Schedule), SGF shall have the option, exercisable within ***** following such *****, to require Issuer to pay to SGF an amount equal to the Purchase Price paid by SGF in connection with such Funded Qualifying Project plus LIBOR (calculated from the date of each advance of funds by SGF). If SGF exercises such option, then (a) Issuer shall pay to SGF an amount equal to the Purchase Price paid by SGF in connection with such Funded Qualifying Project, less any amounts paid to SGF on account of its Revenue Participation for such Funded Qualifying Project prior to the date of such payment, plus LIBOR (calculated from the date of each advance of funds by SGF) and (b) upon payment of such amount to SGF, (1) all of SGF’s rights, title and interest in and to such Funded Qualifying Project, including, without limitation, any Gross Receipts related thereto, shall automatically revert to Issuer, (2) all Gross Receipts and Rights in and to such Funded Qualifying Project shall be released from any hypothec or security interest granted in favour of SGF and (3) SGF shall execute and deliver to Issuer and Distributor all such documents and instruments as may be reasonably necessary to give effect to such reversion and release, including, without limitation, UCC financing change statements, documents to be filed in the RPMRR and an assignment and quitclaim to be registered in the CIPO and the USCO.
8. TERMS OF REVENUE PARTICIPATIONS
     Section 8.1 In General. Each Revenue Participation shall consist solely of the right to receive distributions from Issuer or Distributor on account of Gross Receipts for a specific Funded Qualifying Project as provided in this Article 8 and those other rights specified in this Agreement. No Revenue Participation Holder (a) is or shall be an owner of any stock in the capital of, or any other equity interest in, Issuer, except for LGEI, which owns, directly or indirectly, 100% of the capital stock of Issuer, (b) is or shall be an assignee of any ownership interest in Issuer, (c) is or shall be an assignee or owner of any of the assets or property of Issuer, except to the extent of the Revenue Participations purchased pursuant to this Agreement, or (d) shall have any liability for any of the debts, liabilities or other obligations of Issuer. Nothing herein contained shall constitute a partnership among or joint venture by any party hereto or constitute either party the agent of the other. No party shall hold itself out contrary to the terms of this Section 8.1 and no party shall become liable by reason of any representation, act or omission of the other contrary to the provisions hereof.
     Section 8.2 Adjustments to Pro Rata Amounts. The Revenue Participation Holders acknowledge that their Pro Rata Amounts have been determined based on Projected Budgets rather than actual Direct Costs and Estimated Tax Credit Amounts and that once the actual Direct Costs and Tax Credit Amounts are known, such Pro Rata Amounts may be subject to change and adjustment. If the actual Direct Costs for a Funded Qualifying Project are greater or less than the Projected Budget used to calculate the Purchase Price for the Revenue Participations for such Funded Qualifying Project, and/or the actual Tax Credit Amounts for such Funded Qualifying Project are greater or less than the Estimated Tax Credit Amounts for such Funded Qualifying Project, then (a) the Pro Rata Amount for such Funded Qualifying Project for SGF shall be calculated as the ratio between (i) the Purchase Price paid by SGF for its Revenue Participation for such Funded Qualifying Project and (ii) the difference between (1) the actual Direct Costs for such Funded Qualifying Project and (2) the actual Tax Credit Amounts for such Funded Qualifying Project and (b) the Pro Rata Amount for such Funded Qualifying Project for LGEI shall be calculated as 100% less the adjusted SGF Pro Rata Amount for such Funded Qualifying Project determined in accordance with Section 8.2(a). If Gross Receipts are paid to a Revenue Participation Holder prior to an adjustment to such Revenue Participation Holder’s Pro Rata Amount, then the immediately subsequent payment or payments of Gross Receipts to such Revenue Participation Holder shall be increased or decreased until such time as for any deficit or surplus resulting from the calculation of the original Pro Rata Amount has been corrected.
     Section 8.3 Distributions to the Revenue Participation Holders; Waterfall. Issuer shall disburse, or shall cause Distributor to disburse, the Gross Receipts for each Funded Qualifying Project, (together with any accrued interest thereon and/or any net income or gain on the investment of such Gross Receipts, if applicable) in the following order of priority (the “Waterfall”):
          (a) first, to the payment of any Third Party Participations (including, without limitation, any Co-Financing Participations that are included in the Third Party Participations) and residuals relating to such Funded Qualifying Project;
          (b) second, to Distributor, for the payment of the Distribution Fee relating to such Gross Receipts;
          (c) third, to Distributor for payment of the Distribution Expenses for such Funded Qualifying Project; and

          (d) fourth, one hundred percent (100%) to (i) each Revenue Participation Holder based on its Pro Rata Amount then in effect for such Funded Qualifying Project, subject to any adjustments required by the final sentence of Section 8.2 and (ii) the payment of Co-Financing Participations that are not included in the Third Party Participations, pari passu and pro rata.
     Section 8.4 Settlement Reports. On each Settlement Date, Issuer or LGEI shall cause Distributor to submit to the Revenue Participation Holders a settlement report (“Settlement Report”) detailing (i) Gross Receipts received by Issuer, LGEI, Distributor or any affiliate thereof for each Funded Qualifying Project for and through the most recently concluded Accounting Period; (ii) the Distribution Expenses incurred with respect to each Funded Qualifying Project for and through such Accounting Period or payable within ***** after such Accounting Period; and (iii) any change or adjustment in the Pro Rata Amounts required due to (1) any change in the Direct Costs for such Funded Qualifying Project that may have occurred in such Accounting Period and/or (2) any difference between the Estimated Tax Credit Amount for such Funded Qualifying Project and the actual Tax Credit Amount for such Funded Qualifying Project, as may be determined in such Accounting Period.
     Section 8.5 Payments to the Revenue Participation Holders. Each Settlement Report shall be accompanied by payment, if any, of amounts payable to each Revenue Participation Holder.
     Section 8.6 Gross Receipts Not Crossed. Gross Receipts shall be disbursed through the Waterfall on a Funded Qualifying Project-by-Funded Qualifying Project basis and Gross Receipts from one Funded Qualifying Project will not be crossed with Gross Receipts from any other Funded Qualifying Project.
9. LGEI REPURCHASE OBLIGATION
     Section 9.1 LGEI shall have the obligation (the “Repurchase Obligation”) to make a reasonable good faith written offer (each an “LGEI Offer”) to purchase, at fair market value (based on the net present value of expected future cash flows for the Funded Qualifying Projects) (the “Repurchase Price”), (a) all Revenue Participations of SGF and (b) all other interests of SGF in the Funded Qualifying Projects (collectively, the “SGF Interest”), on the date that is (a) for Funded Qualifying Projects for which production was completed in the first three (3) years of the Term, six (6) years following the actual Release Date of the first such Funded Qualifying Project and (b) for Funded Qualifying Projects for which production was completed in the fourth (4th) year of the Term, three (3) years from the actual Release Date of each such Funded Qualifying Project.
     Section 9.2 SGF and LGEI shall negotiate in good faith for ***** after presentation of the LGEI Offer. If SGF and LGEI fail to reach an agreement on the Repurchase Price within such period, SGF may, either; (i) for ***** following such period negotiate with third parties for the sale of the SGF Interest to third parties, provided that SGF shall provide a minimum of ***** notice to LGEI of its intention to sell such SGF Interest to a third party on terms satisfactory to SGF (the “Third Party Offer”), which notice shall disclose all material terms of the Third Party Offer; or (ii) opt to submit the evaluation of the Repurchase Price to (x) a mutually acceptable

“Big Four” accounting firms with an expertise in business valuations or (y) a mutually acceptable valuator, such as Houlihan Lokey Howard & Zukin, Salem Partners LLC or The Salter Group LLC, each of which are pre-approved. The valuation of the Repurchase Price determined by such accounting firm or valuator shall, in the absence of fraud, be final and binding and no appeal shall lie therefrom. If SGF elects to proceed with a valuation of the Repurchase Price pursuant to Section 9.2(ii), then the purchase of the SGF Interest shall occur within ***** of the date of such valuation, or such later date as LGEI and SGF may mutually agree. Notwithstanding anything contained herein, SGF shall not be permitted to sell the SGF Interest to any Direct Competitor.
     Section 9.3 Upon LGEI’s receipt of notice from SGF of its intention to sell the SGF Interest pursuant to a Third Party Offer, LGEI shall have ***** within which LGEI shall have the right and option (its “Matching Right”) to purchase such SGF Interest upon the terms of the Third Party Offer. If LGEI elects to exercise its Matching Right, then the purchase of the SGF Interest shall occur within ***** of the date of such election, or such later date as LGEI and SGF may mutually agree.
     Section 9.4 If LGEI opts not to exercise its Matching Right, SGF shall have the right to sell the SGF Interest pursuant to the Third Party Offer, provided that any sale of such SGF Interest shall be subject to this Agreement, including, without limitation, the requirement that SGF shall not be permitted to sell the SGF Interest to any Direct Competitor.
     Section 9.5 Notwithstanding the foregoing, in the event SGF does not secure a Third Party Offer, within the ***** period described in Section 9.2(i), it shall be entitled to accept the LGEI Offer upon written notice thereof, provided that such acceptance occurs within ***** of the expiry of the ***** period described in Section 9.2(i).
     Section 9.6 Upon payment of the Repurchase Price, or such other amount payable pursuant to the Matching Right, to SGF by LGEI, (1) all of SGF’s rights, title and interest in and to the Funded Qualifying Projects, including, without limitation, any Gross Receipts related thereto, shall be transferred to LGEI, (2) the hypothec and security interests granted in favour of SGF by Issuer and Distributor shall be released and (3) SGF shall execute and deliver to LGEI, Issuer and Distributor all such documents and instruments as may be reasonably necessary to give effect to such transfer and release, including, without limitation, UCC financing change statements, documents to be filed in the RPMRR and an assignment and quitclaim to be registered in the CIPO and the USCO.
10. SEQUELS, PREQUELS AND REMAKES
     Section 10.1 SGF shall have the right of first negotiation to have submitted and have included as a Funded Qualifying Project hereunder any Production that is a sequel, series, new season, prequel, spin-off, remake, based on or derived from any Funded Qualifying Project (in each case, a “Sequel”) in accordance with and pursuant to the terms and conditions of this Agreement, to the extent that LGEI or its Affiliates owns or controls sufficient rights to develop, produce (or co-produce, as applicable) and exploit such Sequel.
     Section 10.2 Notwithstanding the foregoing, SGF’s rights under this Article 10 shall not extend to (a) any Production that is based on or derived from any Production that is not a Funded Qualifying Project, or (b) any Production that is a Sequel of any Production that has had a release, public exhibition or public broadcast prior to the Closing Date, including, without limitation, prior seasons of any Television Production (each a “Franchise Project”), regardless of whether any other Sequel of a Franchise Project is produced as a Funded Qualifying Project.
     Section 10.3 SGF’s rights under this Article 10 shall be subject to third party contractual restrictions. LGEI agrees to inform SGF in writing of all such contractual restrictions prior to SGF agreeing to purchase a Revenue Participation in a project submitted to the Revenue Participation Holders for acceptance as a Funded Qualifying Project, as contemplated by the provisions of this Agreement relating to the acceptance of any Production Specifications.
     Section 10.4 There shall be no requirement on Issuer, LGEI or any of their Affiliates to produce any Sequel in the Province of Quebec, Canada.
     Section 10.5 SGF’s rights to acquire Revenue Participations in Sequels shall automatically terminate if SGF has not accepted as Qualifying Projects ***** successive Eligible Projects submitted by Issuer or LGEI hereunder, which are subsequently produced by Issuer, LGEI or their Affiliates and which, as submitted, would have resulted in not less than 65% of the Direct Costs being incurred in the Province of Quebec, Canada.
11. EVENT OF DEFAULT; REMEDIES
          (a) The occurrence of any of the following events shall be considered an “Event of Default”:
               (i) Issuer fails to make a payment due to a Revenue Participation Holder more than ***** after its receipt of notice of such failure (an “Issuer Payment Default”).
               (ii) Any representation or warranty by Issuer made or deemed made herein or in the Production Specifications is incorrect in any respect on or as of the date made or deemed made and shall remain unremedied for ***** after the date upon which written notice thereof shall have been given.
               (iii) Issuer or Distributor fails to perform or observe any term, covenant or agreement contained hereunder or the Transaction Documents and shall remain unremedied for ***** after the date upon which written notice thereof shall have been given.
               (iv) Issuer or Distributor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, (i) voluntarily cease to conduct its business in the ordinary course, or (ii) any proceeding shall be instituted by or against Issuer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order to relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or (iii) shall take any action to authorize any of the actions set forth hereinabove, an “Insolvency Event”.

          (b) If an Issuer Payment Default or an Insolvency Event occurs and is continuing, each Revenue Participation Holder shall have the right, but not the obligation, to terminate this Agreement, provided, however, that with respect to any Funded Qualifying Project that has been produced, all rights and obligations of such Revenue Participation Holder with respect to such Funded Qualifying Project shall survive such termination subject to the terms and conditions of this Agreement.
          (c) All rights and remedies set forth herein, are cumulative in nature and are not intended to be exclusive of any other rights and remedies any party may have under this Agreement or under applicable law for any Event of Default or other breach of this Agreement.
12. TERMINATION
     Section 12.1 Unless otherwise provided herein, this Agreement shall terminate upon expiration of the Term except that all of SGF’s rights to receive Revenue Participations shall continue until such time as LGEI has executed its Repurchase Obligation.
13. MISCELLANEOUS
     Section 13.1 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
               (i) if to Issuer, to it at 2700 Colorado Avenue, Suite 200, Santa Monica, CA 90404, Attention: General Counsel, Facsimile: (310) 255-3860.
               (ii) if to any Revenue Participation Holder, to it at its address (or telecopy number) set forth on Schedule 2.1.
          (b) Notices and other communications to the Revenue Participation Holders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by such Revenue Participation Holder. Issuer may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 13.2 Successors and Assigns.
          (a) This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Each Revenue Participation Holder may assign all, but not less than all, of its rights and obligations in and to this Agreement and its Revenue Participations to any one of its Affiliates without the prior written consent of Issuer or any other Revenue Participation Holder, provided that such assignment shall not relieve the assignor of its obligations to fund Purchase Prices under this Agreement. Subject to the provisions of this Section 13.2, such transfer shall be effective upon receipt by Issuer of an assignment and assumption agreement with respect to such Revenue Participations in a form reasonably acceptable to Issuer. Notwithstanding the foregoing, no Revenue Participation Holder may assign any of its rights or obligations in and to this Agreement or its Revenue Participation to any Direct Competitor.
          (b) No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.
          (c) By its acceptance of the Revenue Participations, each Revenue Participation Holder acknowledges that the Revenue Participations have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that Issuer is not required to register the Revenue Participations. Each Revenue Participation Holder represents that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and is acquiring the Revenue Participations for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Revenue Participations to Affiliates of such Revenue Participation Holder) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws.
     Section 13.3 Indemnity. Issuer agrees (a) to indemnify and hold harmless the Revenue Participation Holders and their respective Affiliates and their Affiliates’ respective directors, officers, employees, consultants and agents (each an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including, without limitation, liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Revenue Participation Holder is a party thereto) related to the entering into and/or performance this Revenue Participation Agreement, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent they are found in a final judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of such Indemnified Party and (ii) litigation solely between Issuer, on the one hand, and the Revenue Participation Holders, on the other hand, in connection with this Agreement or the transactions contemplated hereby if, after final non-appealable judgment of a court of competent jurisdiction, Issuer is the prevailing party or parties in such litigation). If any proceeding, including, without limitation, any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against Issuer, such Indemnified Party shall promptly notify Issuer in writing. The foregoing indemnity agreement includes, without limitation, any costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Revenue Participation Holders is called as a witness or deponent, including, without limitation, the reasonable fees and disbursements of the Revenue Participation Holders in appearing as a witness or in otherwise complying with legal process served upon them. The obligations of Issuer under this Section 13.3 shall survive the termination of this Agreement and shall inure to the benefit of any Person who was a Revenue Participation Holder notwithstanding such Person’s assignment of all its Revenue Participations in accordance herewith.
     Section 13.4 Press Release. The Revenue Participation Holders shall issue a mutually approved press release announcing the transaction contemplated hereby.
     Section 13.5 Screen Credits. Subject to contractual restrictions, Issuer shall accord SGF an “In Association With” credit in the main titles of a Qualifying Project on screen and in the billing block advertising (subject to customary exclusions) of each Funded Qualifying Project, on a separate card following the production company’s credit.
     Section 13.6 Entire Agreement. This Agreement cannot be amended, modified or changed except by a written instrument duly executed by authorized officers of the parties hereto. This Agreement cancels and supersedes all prior negotiations and understandings between the parties relating to the production, financing and distribution of the Qualifying Projects and contains all of the terms, covenants, conditions, representations and warranties of the parties hereto. This Agreement may be signed in counterpart, each of which shall be deemed an original, but all of which together shall constitute the Agreement.
     Section 13.7 CHOICE OF LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.
     Section 13.8 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION 13.8 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

     Section 13.9 Judicial Reference. The parties to this Agreement prefer that any dispute between or among them be resolved in litigation subject to a jury trial waiver as set forth in Section 13.8. If, and only if, a pre-dispute jury trial waiver of the type provided for in Section 13.8 is unenforceable in litigation to resolve any dispute, claim, cause of action or controversy under this Agreement (each, a “Claim”) in the venue where the Claim is being brought pursuant to the terms of this Agreement, then, upon the written request of any party, such Claim, including, without limitation, any and all questions of law or fact relating thereto, shall be determined exclusively by a judicial reference proceeding. Except as otherwise provided in Section 13.12, venue for any such reference proceeding shall be in the state or federal court in the County or District where venue is appropriate under applicable law (the “Court”). The parties shall select a single neutral referee, who shall be a retired state or federal judge. If the parties cannot agree upon a referee within *****, the Court shall appoint the referee. The referee shall report a statement of decision to the Court. Notwithstanding the foregoing, nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies (including, without limitation, requests for temporary restraining orders, preliminary injunctions, writs of possession, writs of attachment, appointment of a receiver, or any orders that a court may issue to preserve the status quo, to prevent irreparable injury). The parties shall bear the fees and expenses of the referee equally unless the referee orders otherwise. The referee also shall determine all issues relating to the applicability, interpretation, and enforceability of this Section 13.9. The parties acknowledge that any Claim determined by reference pursuant to this Section 13.9 shall not be adjudicated by a jury.
     Section 13.10 WAIVER WITH RESPECT TO DAMAGES. EACH PARTY ACKNOWLEDGES THAT NO PARTY HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY OTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE PARTIES IN CONNECTION HEREWITH IS SOLELY THAT OF INDEPENDENT CONTRACTORS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIMS AGAINST ANY OTHER PARTY ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS REVENUE PARTICIPATION PURCHASE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 13.11 Severability. Any provision of this Agreement or of the Revenue Participations which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 13.12 SERVICE OF PROCESS. EACH PARTY (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF CALIFORNIA IN LOS ANGELES COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE CENTRAL

DISTRICT OF CALIFORNIA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT AND THE SUBJECT MATTER HEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT, THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY ANY SUBMITTING PARTY IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 9.1. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION.
     Section 13.13 Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
     Section 13.14 Execution in Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
     Section 13.15 Entire Agreement. This Agreement (including, without limitation, the Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Agreement which relate to the Revenue Participations shall be replaced by the terms of this Agreement. To the extent that there are any inconsistencies or conflicting provisions contained in this Agreement and any other Agreement, including without limitation the Master Distribution Agreement, the terms and conditions of this Agreement shall prevail.

     Section 13.16 Confidentiality. Each of the Revenue Participation Holders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, or pursuant to requirements of internal document retention and disclosure policies of general application promulgated pursuant to applicable law, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Revenue Participation Holders, or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.16, or (y) becomes available to the Revenue Participation Holder on a non-confidential basis from a source other than Issuer. For the purposes of this Section 13.16, “Information” means all information received from Issuer relating to Issuer or its business, including, without limitation, Nonpublic Information, other than any such information that is available to Issuer or any Revenue Participation Holder on a non-confidential basis prior to disclosure by Issuer; provided, that in the case of information received from Issuer after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The obligations of the Revenue Participation Holders under this Section 13.16 shall survive the termination of this Agreement and shall remain an obligation, in accordance with the terms hereof, of any Person who ceases for whatever reason to be a Revenue Participation Holder hereunder. SGF acknowledges that it may, from time to time, come into possession of material Nonpublic Information regarding LGEI and its Affiliates and that U.S. securities laws prohibit any person or entity in possession of such material Nonpublic Information from purchasing or selling securities of LGEI or any of its Affiliates. SGF agrees that it will use any material Nonpublic Information regarding LGEI and its Affiliates in accordance with LGEI’s compliance policies and applicable law, including, without limitation, federal, provincial and state securities laws.
     Section 13.17 Waiver of Equitable Remedies. The sole and exclusive remedy of any Revenue Participation Holder for any breach or default by Issuer or Distributor, as applicable, hereof shall be to bring an action at law to recover damages, and no Revenue Participation Holder shall be entitled to any form of equitable relief, and in no event shall any Revenue Participation Holder be entitled to terminate or rescind this Agreement or Issuer’s or Distributor’s rights with respect to a Funded Qualifying Project or enjoin or restrain or otherwise interfere with Issuer’s or Distributor’s distribution, exhibition or other exploitation of any Funded Qualifying Project or Issuer’s or Distributor’s use, publication or dissemination of any advertising issued in connection with the Funded Qualifying Project. In furtherance of and without limiting the foregoing, each Revenue Participation Holder agrees that it shall not interfere or authorize or cause any other party to interfere with the rights of Issuer or Distributor to quietly and peacefully enjoy and possess all rights in the Funded Qualifying Projects, including, without limitation, all rights under copyright, to the extent owned or controlled by Issuer or Distributor, as applicable.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

MQP, LLC,
as Issuer

By:	/s/ Wayne Levin

Name: Title:	Wayne Levin Director

LIONS GATE ENTERTAINMENT INC.,
as Revenue Participation Holder

By:	/s/ Wayne Levin

Name: Title:	Wayne Levin General Counsel

LIONS GATE FILMS INC. ,
as a Distributor

By:	/s/ Wayne Levin

Name: Title:	Wayne Levin General Counsel

LIONS GATE TELEVISION INC. ,
as a Distributor

By:	/s/ Wayne Levin

Name: Title:	Wayne Levin General Counsel

SGF ENTERTAINMENT INC.,
as a Revenue Participation Holder

By:	/s/ Peter Shiroky

Name:	Peter Shiroky
Title:	Mandataire et Fondé de Pouvoir

SCHEDULE 1
Schedule 1 to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Production Specifications
(i)	List of proposed financing partners;

(ii)	Chain of title documents including a description of the Rights owned or controlled by Issuer or Distributor;

(iii)	Details regarding third party contractual restrictions in respect of prequels, sequels, remakes and other derivative works, if applicable;

(iv)	Insurance policies;

(v)	Existing license agreements or deal memos (excluding any agreements entered into by LGEI or its Affiliates that are of an ongoing or multiple Production nature or that are subject to confidentiality obligations of LGEI or any of its Affiliates (e.g. output agreements);

(vi)	Territory;

(vii)	Financing Plan;

(viii)	Third Party Participations (and their required position in the Waterfall);

(ix)	Lead cast;

(x)	Contractual restriction regarding Screen Credit;

(xi)	Designation as a theatrical or non-theatrical release;

(xii)	Co-Financing Participations (and their required position in the Waterfall);

(xiii)	Screenplay or synopsis;

(xiv)	Director;

(xv)	Production Schedule;

(xvi)	Services Company;

(xvii)	Estimated Tax Credit Amounts;

(xviii)	Production Budget;

(xix)	Estimated Quebec spend.

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SCHEDULE 2.1
Schedule 2.1 to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Schedule of Contributions

			Pro Rata
Revenue Participation Holder	Notice Address	Contribution	Amount
	2700 Colorado Avenue
	Suite 200
Lions Gate Entertainment Inc.	Santa Monica, CA 90404	$260,000,000	65%
	Attention: General Counsel
	Facsimile: (310) 255-3860

	c/o Société générale de
	financement du Québec
	600 de la Gauchetière Street West
SGF Entertainment Inc.	Suite 1500	$140,000,000	35%
	Montreal, Quebec H3B 4L8
	Attention: Vice President Legal
	Affairs and Secretary
	Facsimile: (514) 876-9306

TOTAL:		$400,000,000	100%

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SCHEDULE 2.3(b)(ii)
Schedule 2.3(b)(ii) to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Cashflow Schedules for the Initial Revenue Participations

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SCHEDULE 3.1
Schedule 3.1 to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
List of Jurisdictions
1. State of Delaware.

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SCHEDULE 9.2
Schedule 9.2 to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Direct Competitors
*****

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SCHEDULE “GR”
Schedule “GR” to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Definition of “Gross Receipts”
     1. Definitions. As used in this Schedule “GR”, all defined terms shall have the meanings as defined in the Agreement, unless specifically defined herein, and all references to “Paragraphs” shall refer to paragraphs of this Schedule “GR”.
     2. Gross Receipts. For the purposes of this Agreement, “Gross Receipts” shall mean, for each Funded Qualifying Project, one hundred percent (100%) of all amounts, other than Co-Financing Amounts, actually received by Issuer, LGEI, Distributor or any of their Affiliates, net of applicable withholding taxes, in respect of the exhibition, distribution, sale, licensing, sub-licensing and exploitation of such Funded Qualifying Project in all gauges, formats, media (now known or hereafter devised) and languages (except as otherwise provided herein) throughout the universe and for greater certainty, including, without limitation, the Rights, all right, title and interest to any associated rights, Merchandising, Ancillary Rights, secondary or publishing rights, including, without limitation, pre-sales, advances, bonuses, prizes and similar proceeds regardless of when such amounts are received (i.e., whether they are received prior to or after the purchase of Revenue Participations in the applicable Funded Qualifying Project, provided the Revenue Participation Holders purchase Revenue Participations in the applicable Funded Qualifying Project and provided further that such amounts are generated prior to the Repurchase Date), but excluding advances, etc. taken into account in the definition of P&A Costs and Other Releasing Costs and Affiliate Payments, including, without limitation, the following:
A.	All non-refundable sums actually received by Distributor from the following sources:
(i)	Licenses by Distributor directly to exhibitors of the right to exhibit the Funded Qualifying Project by means of Theatrical, Non-Theatrical or Television;

(ii)	Licenses by Distributor to Subdistributors, net of any fees and expenses charged by such Subdistributor;

(iii)	The sale or lease of souvenir Funded Qualifying Projects and booklets;

(iv)	Recoveries by Distributor from actions based on unfair competition, piracy and/or infringements of copyrights and trademarks of the Funded Qualifying Project, which recoveries are intended to compensate Distributor for losses sustained in respect of the Funded Qualifying Project and shall be fairly and reasonably allocated among all Productions involved therein; provided, that no Distribution Fee shall be charged on any portion of such recovery included in the Gross Receipts that represents punitive, rather than actual or statutory, damages;

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(v)	The net receipts from so-called “four-wall” deals on a collective basis, i.e., the sums received by Distributor from theater(s) where Distributor has taken over the operation of such theater(s) specifically for the exhibition of the Funded Qualifying Project, less all out-of-pocket costs of operating the theater(s) and those advertising costs that would normally and actually be paid by theaters and which are paid by Distributor;

(vi)	Monies received from the Copyright Royalty Tribunal (or similar agencies established under the laws of any jurisdiction);

(vii)	Exploitation of the Ancillary Rights;

(viii)	Monies received by Distributor from the distribution, sale or other exploitation of Home Video Rights and any Video Levies (as defined below) collected by Distributor, less local taxes, rebates, discounts, credit adjustments for defective Videograms, customs duties, import charges, shipping, mailing and insurance charges, dubbing and subtitling costs, and mastering and submastering costs; provided, however, that Distributor shall have the right to deduct up to ***** of all such monies as a reserve for returns and credits of any nature, including, without limitation, those on account of one hundred percent (100%) or a lesser return privilege, defective merchandise, exchange privilege, promotional credits, errors in billing, unusual overstock, bad debts and errors in shipping, which reserves shall be liquidated within *****, pursuant to Distributor’s customs and practices. “Video Levies” shall mean levies or other charges collected under operation of law with respect to the Funded Qualifying Project in the Territory on the sale of video recorders, blank video cassettes or video discs or similar items or the rental of Videograms which become payable to the Copyright Owner or the distributor of the Funded Qualifying Project. Distributor shall be entitled to collect all revenue from Video Levies.
B.	Gross Receipts shall be determined after all reserves, refunds, credits, discounts, allowances and adjustments granted to exhibitors and Subdistributors, whether occasioned by condemnation by boards of censorship, settlement of disputes or otherwise. advance payments and guarantees shall not be included in Gross Receipts until earned by the exhibition of the Funded Qualifying Project or forfeited.
C.	Gross Receipts shall not include (a) any portion thereof which is contributed to charitable organizations in connection with or related to premieres of the Funded Qualifying Project; (b) the receipts which are the contractually acquired property of the following parties, whether or not Subsidiaries or divisions of Distributor: (i) exhibitors or others who may use or actually exhibit the Funded Qualifying Project, (ii) radio or television broadcasters (including, without limitation, pay, cable, and closed circuit systems), (iii) book or music publishers, (iv) phonograph record producers or distributors and (v) merchandisers, manufacturers and the like.

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D.	Amounts charged back to Distributor or its Affiliates in any Accounting Period for damaged goods and returns of home video units shall reduce Gross Receipts in such Accounting Period.

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SCHEDULE “MDA”
Schedule “MDA” to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Master Distribution Agreement
Part 1 – Lions Gate Films Inc.

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SCHEDULE “MDA”
Schedule “MDA” to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Master Distribution Agreement
Part 2 – Lions Gate Television Inc.

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SCHEDULE “PSA”
Schedule “PSA” to Revenue Participation Purchase Agreement dated July 25, 2007 between MQP, LLC, as Issuer, SGF Entertainment Inc., as a Revenue Participation Holder, Lions Gate Entertainment Inc., as a Revenue Participation Holder, Lions Gate Films, Inc. and Lions Gate Television Inc. (the “Agreement”).
Form of Production Services Agreement

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